Exhibit 10.1

THE TALBOTS, INC. UMBRELLA

SUPPLEMENTAL RETIREMENT PLAN

(Effective as of May 25, 2005)

THE TALBOTS, INC. UMBRELLA

SUPPLEMENTAL RETIREMENT PLAN

WHEREAS, The Talbots, Inc. (the “Company”) sponsors The Talbots, Inc. Retirement Plan (the “Pension Plan”), which is a tax-qualified defined benefit pension plan that provides for the payment of certain retirement benefits to Pension Plan participants; and

                 WHEREAS, the Company also sponsors The Talbots, Inc. Supplemental Retirement Plan (the “SERP”), which is a nonqualified pension plan that provides for the payment to selected employees of certain defined benefit pension benefits that cannot be provided under the Pension Plan due to limitations imposed by law; and

                 WHEREAS, with the approval of the Compensation Committee of the Company’s Board of Directors, the Company wishes to establish an umbrella supplemental pension plan for one of its senior executive officers, which plan shall be separate from the Pension Plan and from the SERP, to provide for the payment of certain additional pension benefits to or for such senior executive officer;

NOW, THEREFORE, the following shall constitute the terms and conditions of The Talbots, Inc. Umbrella Supplemental Retirement Plan (the “Umbrella Plan”):

1.	Definitions.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pension Plan and/or the SERP.

(a)     “Administrative Committee” means the Administrative Committee appointed under the Pension Plan.

(b)    “Employment Agreement” means the Participant’s employment agreement with the Company dated as of October 22, 1993, as amended on May 11, 1994.

2.	Participation and Vesting.

The sole participant in this Umbrella Plan shall be Arnold B. Zetcher (the “Participant”). The added and enhanced defined benefits provided to the Participant under Section 3(a) of this Umbrella Plan shall vest at the close of each quarter, in equal quarterly increments, over a two year period commencing with the second fiscal quarter of the Company’s 2005 fiscal year, which quarter began on May 1, 2005, and continuing through the first quarter of the Company’s 2007 fiscal year (the “Vesting Period”). In the event that, prior to the completion of the Vesting Period: (i) the Participant voluntarily terminates employment with the Company, other than as a result of the occurrence of any condition or event set forth in the definition of “Good Reason” (as that term generally is defined in Section 6(H) of the Employment Agreement, except that “May 25, 2005” shall be substituted for any other measurement date therein) (“Good Reason”); or (ii) the Participant is terminated by the Company for “cause” (which shall be limited to a termination pursuant to Section 6(D)(ii)-(viii) of the Employment Agreement) (“Cause”), no additional vesting will occur following such termination of employment and the Participant shall be vested through the end of the quarter immediately preceding the date of termination. For any other termination of employment during the Vesting Period, including, without limitation, a termination of employment by reason of the Participant’s death or disability (as set forth in Section 6(D)(i) of the Employment Agreement), a termination of employment by the Participant for Good Reason, or a termination of employment by the Company other than for Cause, the added and enhanced benefit set forth in Section 3(a) of this Umbrella Plan will accelerate and become fully vested upon such termination of employment.

3.	Amount, Form and Time of Benefit under the Umbrella Plan.

(a)     Amount of Benefit. Subject to the vesting provisions of Section 2 above, the annual benefit payable hereunder (calculated on the basis of a single life annuity for the life of the Participant, although such benefit will be paid to the Participant in the (actuarially equivalent) form and at the time described in Section 3(b) below) shall be equal to fifty percent (50%) of the Participant’s Average Final Compensation, as defined in the Pension Plan, but modified to include as compensation for purposes of such calculation any Deferred Cash Award (as if actually paid at the time of the award); minus the Participant’s annual pension benefit payable under the Pension Plan (determined as if the annual pension benefit under the Pension Plan were to commence as of the date of commencement of benefits under this Umbrella Plan and as if such benefit were to be paid in the form of a single life annuity for the life of the Participant); minus the benefits, if any, payable to the Participant under the supplemental retirement plan of General Mills, Inc. (the “General Mills Plan”) (which benefit under the General Mills Plan shall be actuarially adjusted for this purpose, if necessary, to a single life annuity for the life of the Participant commencing as of the date of commencement of benefits under this Umbrella Plan); and also minus the Participant’s annual pension benefit payable under the SERP (determined as if the annual pension benefit payable under the SERP were to commence as of the date of commencement of benefits under this Umbrella Plan and determined under the SERP as if such benefit were to be paid in the form of a single life annuity for the life of the Participant). In the event that benefits under this Umbrella Plan commence prior to the commencement of the Participant’s benefits under the Pension Plan, the General Mills Plan, or the SERP, the determination of the annual benefit payable hereunder shall take into account the actuarial equivalent of benefits the Participant would have received had benefits under the Pension Plan, the General Mills Plan, or the SERP commenced on such date. In the event that benefits under this Umbrella Plan commence after the commencement of the Participant’s benefits under the Pension Plan, the General Mills Plan, or the SERP, the determination of the annual benefit payable hereunder shall be made as if the pension benefit under such other plan or plans were to commence as of the date of commencement of benefits under this Umbrella Plan, and shall be determined without regard to or giving effect to any actual prior commencement of the Participant’s benefits under such other plan or plans. All actuarial adjustments required under this Umbrella Plan will be made using the actuarial factors set forth in the Pension Plan as of the date of the determination.

(b)    Form and Time of Benefit. The benefits payable under this Umbrella Plan to the Participant shall be paid in the normal form of payment specified under Section 4.1 of the Pension Plan (including any death benefits provided under Section 5.1 of the Pension Plan), which payment shall commence upon the Participant’s termination of employment or death; provided, however, any spousal benefits shall be payable only if Participant has a spouse on: (i) his termination date (and that spouse survives him); or (ii) his date of death.

(c)     Section 409A of the Code. Notwithstanding the above, if pursuant to Section 409A of the Code and any guidance issued thereunder the Company is treated as or considered “publicly traded,” the Participant is a “key employee” of the Company, and the Participant terminates employment with the Company, then no payments may be made to the Participant under this Umbrella Plan until at least six (6) months have elapsed since his termination of employment (or, if earlier, his death). Upon expiration of such six-month period (or, if earlier, his death), any payments withheld hereunder from the Participant shall be distributed to the

Participant or his beneficiary, with a payment of interest thereon credited at a rate of prime plus 1% (with such rate to be determined as of the actual payment date); provided, however, that any payment of interest shall be made only if and to the extent such payment is consistent with Section 409A of the Code and any guidance issued thereunder. “Termination of employment” as used in this Umbrella Plan shall mean “separation from service” within the meaning of Section 409A of the Code and any guidance issued thereunder. Notwithstanding anything herein to the contrary, this Umbrella Plan is intended to comply with Section 409A of the Code and any guidance issued thereunder, and this Umbrella Plan and any benefits paid hereunder shall be interpreted, operated and administered accordingly.

                        (d)    Tax Matters. There shall be deducted from all payments and benefits under this Umbrella Plan any taxes required to be withheld and/or paid pursuant to federal, state and local taxing authorities. Notwithstanding anything in this Umbrella Plan to the contrary, the Company does not guarantee the tax treatment of any distributions under this Umbrella Plan, including without limitation pursuant to the Code or any other applicable federal, state or local law and any guidance issued thereunder.

4.      Source of Benefits. Benefits under this Umbrella Plan shall not be paid from the assets of the trust maintained in connection with the Pension Plan, but shall be paid from the general assets of the Company. Notwithstanding the above, the Company may, in its sole discretion, at any time elect to establish a grantor trust (or utilize an existing grantor trust) to assist it in satisfying the payment obligations hereunder. Any such trust shall be considered to be an asset of the Company, and the Participant shall have no claim to any assets held thereunder, other than any rights that he may have as a general unsecured creditor of the Company.

5.      Amendment; Termination. The Company may amend, modify or terminate this Umbrella Plan at any time; provided that (other than with respect to any amendment the Company deems necessary or appropriate to comply with applicable law, including without limitation Section 409A of the Code), no such amendment, modification or termination of this Umbrella Plan shall be effective without the specific written consent of the Participant; provided further that, no such amendment, modification or termination shall deprive the Participant of any benefit or right granted hereunder without the Participant’s written consent.

6.      Administration; Interpretation; Construction; Enforcement. This Umbrella Plan shall be administered by the Administrative Committee. The Administrative Committee shall make all rules and regulations deemed necessary or appropriate to administer this Umbrella Plan. The Administrative Committee shall have the discretionary authority and responsibility to determine all matters under this Umbrella Plan. In the event that any disputed matter shall arise under this Umbrella Plan, including, without limiting the generality of the foregoing, matters relating to the amount of any benefit payable under this Umbrella Plan, or the interpretation of the provisions of this Umbrella Plan, the claims procedures set forth in the SERP shall apply to any such matters. The decision of the Administrative Committee upon such matters shall be binding and conclusive upon all persons, including, but not limited to, the Company and the Participant, and their respective beneficiaries, and the respective successors, assigns, executors, administrators, heirs, next-of-kin and distributees of all of the foregoing, unless such decision of the Administrative Committee is found by a court of competent jurisdiction to be arbitrary and capricious. In the event of any claim by the Participant for benefits hereunder which are disputed by the Company or Administrative Committee, the Participant shall be entitled to be reimbursed for his costs and expenses (including reasonable attorneys’ fees) in enforcing such claim to the extent he is successful with respect to such claim.

7.      Non-Assignability. No interest of the Participant shall be transferred, assigned, garnished, anticipated or alienated in any manner (except by will or the laws of descent and distribution), nor shall it be subject to attachment, bankruptcy proceedings or to any other legal process or to the interference or control of creditors of the Participant.

8.      Governing Law. To the extent that state law shall not have been preempted by the provisions of the Employee Retirement Income Security Act of 1974, or any other laws of the United States, as the same may be amended from time to time, this Umbrella Plan shall be administered, construed and enforced according to the laws of the Commonwealth of Massachusetts. This Umbrella Plan shall be considered to a nonqualified deferred compensation plan, maintained for a select group of management or highly compensated individuals.

9.	Effective Date. This Umbrella Plan is effective as of May 25, 2005.

IN WITNESS WHEREOF, The Talbots, Inc. and Arnold B. Zetcher hereby agree to all of the foregoing terms, conditions and obligations.

THE TALBOTS, INC.	ARNOLD B. ZETCHER

/s/ Stuart M. Stolper		/s/ Arnold B. Zetcher
By:	Stuart M. Stolper
Title:	Senior Vice President, Human Resources, and Assistant Secretary